Schedule A
Dated January 30, 2021
To The
Expense Limitation Agreement
Dated January 25, 2013
Between
Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Fund	Class	Operating Expense Limit	Termination Date
Touchstone Active Bond Fund	A	0.90%	January 29, 2022
	C	1.65%
	Y	0.65%
	Institutional	0.57%
Touchstone Anti-Benchmark® International Core Equity Fund	Y	0.69%	January 29, 2022
	Institutional	0.59%
Touchstone Credit Opportunities Fund	A	1.08%	January 29, 2022
	C	1.83%
	Y	0.83%
	Institutional	0.73%
Touchstone High Yield Fund	A	1.05%	January 29, 2022
	C	1.80%
	Y	0.80%
	Institutional	0.72%
Touchstone Impact Bond Fund	A	0.85%	January 29, 2022
	C	1.60%
	Y	0.60%
	Institutional	0.50%
Touchstone International ESG Equity Fund	A	1.17%	January 29, 2022
	C	1.95%
	Y	0.90%
	Institutional	0.89%
Touchstone Mid Cap Fund	A	1.21%	January 29, 2022
	C	1.96%
	Y	0.96%
	Institutional	0.89%
	Z	1.21%

Touchstone Mid Cap Value Fund	A	1.22%
	C	1.97%
	Y	0.97%	January 29, 2022
	Institutional	0.84%
Touchstone Sands Capital Select Growth	A	1.15%	January 29, 2022
	C	1.90%
	Y	0.90%
	Z	1.14%
	Institutional	0.78%
	R6	0.72%
Touchstone Small Cap Fund	A	1.24%	January 29, 2022
	C	1.99%
	Y	0.99%
	Institutional	0.91%
Touchstone Small Cap Value Fund	A	1.38%	January 29, 2022
	C	2.13%
	Y	1.13%
	Institutional	0.98%
Touchstone Ultra Short Duration Fixed Income Fund	A	0.69%	January 29, 2022
	C	1.19%
	Y	0.44%
	Z	0.69%
	S	0.94%
	Institutional	0.39%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By:	/s/Terrie A. Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/Timothy D. Paulin
Timothy D. Paulin Senior Vice President

By:	/s/Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer